Exhibit 10. (k)

AMENDMENT THREE

TO

THE FLEETBOSTON FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN NO. 1

(1997 Restatement)

Section 2(c)(iv) of the Plan is amended effective December 16, 2003, to read as follows:

(iv) Upon a termination of employment following any of the events described in clauses (1) through (4) below, the Employee will receive retirement income (less applicable withholding) in fifteen annual installments commencing at age 65 (or, if later, commencing at retirement); provided, however, that if the Employee has previously made (or, subject to the requirements of the Plan relating to the timing of distribution elections, makes) a valid election either to receive retirement income (less applicable withholding) as set forth in his or her compensation deferral agreement in a lump sum payment as soon as practicable following termination of employment or to defer receipt to a specified date not later than age 65 (or, if later, commencing at retirement) and to receive such balance in a series of up to fifteen annual installments, then the terms of such election shall control: (1) the termination of employment of an Employee with the Employer (or its subsidiary or affiliate) after attaining age 65; (2) the termination of employment of an Employee (or its subsidiary or affiliate) after attaining age 55 and completing five years of continuous service with the Employer (or its subsidiary or affiliate); or (3) the designation by the Committee in its sole discretion that an Employee shall be entitled to receive his or her balance as described above (regardless of the Employee’s age and years of service); or (4) a “change of control” as defined in the trust referred to in Section 7. If retirement occurs before or after age 65, the amount of retirement income will be less or greater than the amount specified in the agreement but will be calculated as though the amount deferred had been credited with interest at 15 percent (10 percent for Employees who become participants in the Plan on or after December 1, 1986 and prior to November 1, 1988 and 9 percent for Employees who become participants in the Plan on or after November 1, 1988).

IN WITNESS WHEREOF, this Amendment Three was adopted by the Human Resources Committee at its December 16, 2003 meeting and is executed by a duly authorized officer of the Company on this 19th day of December, 2003.

FLEETBOSTON FINANCIAL CORPORATION

By:	/S/ M. ANNE SZOSTAK
M. Anne Szostak
Executive Vice President and Director of Human Resources